Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Board of Directors

Terra Income Fund 6, Inc.:

Under date of November 21, 2016, we reported on the statement of assets and liabilities, including the schedule of investments, of Terra Income Fund 6, Inc. (the “Company”) as of September 30, 2016, and the related statements of operations, changes in net assets and cash flows for the year then ended. In connection with our audit of the aforementioned financial statements, we also audited the financial statement schedule under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

November 21, 2016